Exhibit (h)(4)

FIRST AMENDMENT TO

SALES AGREEMENT

This FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED SELLING AGENT AGREEMENT (the “Amendment”) is made and entered into with effect this 23rd day of August, 2013, by Prospect Capital Corporation, a Maryland corporation (the “Company”), Prospect Capital Management LLC, a Delaware limited liability company registered as an investment adviser (the “Adviser”), Prospect Administration LLC, a Delaware limited liability company (the “Administrator”), Incapital LLC (“Incapital”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Citigroup Global Markets Inc. (“Citi,” together with Incapital and Merrill Lynch, the “Agents”). Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Agreement (as defined below).

WITNESSETH

WHEREAS, the Company, the Adviser, the Administrator, Incapital and Merrill Lynch entered into that certain Second Amended and Restated Selling Agent Agreement on March 4, 2013 (the “Agreement”) and Citi became a party to the Agreement pursuant to that certain Agent Joinder Letter dated as of April 15, 2013 by and among Citi, the Company, the Adviser and the Administrator.

WHEREAS, the Agreement contemplates the Company’s issuance and sale through the Agents of the Company’s Prospect Capital InterNotes® due 12 months or more from the date of issue (the “Notes”) with an aggregate principal amount of up to $500,000,000.

WHEREAS, as of the date hereof, the Company has issued and sold, through the Agents, approximately $430 million aggregate principal amount of Notes;

WHEREAS, the Company desires to increase the aggregate principal amount of Notes that may be issued and sold by the Company pursuant to the Agreement from $500,000,000 to $1,000,000,000 and such increase has been approved by the Company’s Board of Directors on May 3, 2013;

WHEREAS, the parties desire to amend the Agreement to reflect such increase in the aggregate principal amount of Notes that may be issued and sold by the Company pursuant to the Agreement.

NOW THEREFORE, for and in consideration of the premises and the exchange of mutual promises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      The third and fourth sentences of Section I of the Agreement are hereby amended by deleting each such sentence in its entirety and replacing such sentences with the following:

“The Company has authorized the issuance and sale of up to $1,000,000,000 aggregate principal amount of Notes. As of the date hereof, the Company has issued $430.1 million in aggregate principal amount of Notes. “

2.                                      This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York applicable to contracts executed in, and to be performed, in that state.

3.                                      This Amendment may be executed by each of the parties hereto in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  Facsimile signatures shall be deemed original signatures.

4.                                      Except as specifically modified by the terms and conditions of this Amendment, the terms and conditions of the Agreement are hereby ratified and affirmed in all respects and shall continue in full force and effect.  In the event of a conflict between any provision in the Agreement and the text of this Amendment, the text of this Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PROSPECT CAPITAL CORPORATION

By:	/s/ John F. Barry III
Name: John F. Barry III
Title: Chief Executive Officer

PROSPECT CAPITAL MANAGEMENT LLC

By:	/s/ John F. Barry III
Name: John F. Barry III
Title: Authorized Signatory

PROSPECT ADMINISTRATION LLC

By:	/s/ John F. Barry III
Name: John F. Barry III
Title: Authorized Signatory

Confirmed and accepted
as of the date first above written:

INCAPITAL LLC

By:	/s/ Brian Walker
Name: Brian Walker
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Bill Egan
Name: Bill Egan
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director